EXHIBIT 5

                           OPINION OF CUTLER LAW GROUP


[CUTLER LAW GROUP LETTERHEAD]

                                October 12, 2001

Securities  and  Exchange  Commission
Division  of  Corporate  Finance
Washington,  D.C.  20549

     Re:     HelpCity,  Inc.

Ladies  and  Gentlemen:

     This office represents HelpCity, Inc., a Nevada corporation (the "Registrant") in connection with the Registrant's Registration Statement on Form SB-2 under the Securities Act of 1933 (the "Registration Statement"), which relates to the rescission offer of 3,847,284 shares (the "Rescission Shares") and the sale of up to 4,000,000 shares ("New Shares," and together with the Rescission Shares, the "Registered Securities" ) of the Company. In connection with our representation, we have examined such documents and undertaken such further inquiry as we consider necessary for rendering the opinion hereinafter set forth.

     Based upon the foregoing, it is our opinion that the Registered Securities, when issued as set forth in the Registration Statement, will be legally issued under applicable federal law, fully paid and nonassessable.

     We acknowledge that we are referred to under the heading "Legal Matters" in the Prospectus which is a part of the Registrant's Form SB-2 Registration Statement relating to the Registered Securities, and we hereby consent to such use of our name in such Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement and with such state regulatory agencies in such states as may require such filing in connection with the registration of the Registered Securities for offer and sale in such states.



                              /s/  Cutler Law Group


                              CUTLER  LAW  GROUP